Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Estée Lauder Companies Inc. of our report dated August 18, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Estée Lauder Companies Inc.'s Annual Report on Form 10-K for the year ended June 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 20, 2024